Flextronics contacts:
Laurette Slawson Hartigan	Renee Brotherton
Vice President Treasurer &	Director of Corporate
Investor Relations	+1.408.576.7189
+1.408.576.7722	renee.brotherton@,flextronics.corn
Investor_relations@flextronics.com

FLEXTRONICS ANNOUNCES PROPOSED
PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

          SINGAPORE, July 30,2003 — Flextronics International Ltd. (Nasdaq: FLEX) today announced that it intends to raise, subject to market and other conditions, a total of $500 million through a private offering of Convertible Subordinated Notes due 2010. Flextronics expects to grant the initial purchasers an option to purchase up to an additional $30 million principal amount of the notes. The notes will be convertible into Flextronics ordinary shares. Upon conversion, Flextronics will have the right to deliver cash (or a combination of cash and ordinary shares) in lieu of ordinary shares. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

          The company intends to use the net proceeds of the offering to repurchase outstanding senior subordinated notes and for general corporate purposes.

          The notes to be offered and the ordinary share issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

          This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Forward-Looking Statements

          Information in this release about this offering includes forward-looking statements within the meaning of the federal securities laws, which are subject to the safe harbor under those laws. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with our business and general economic conditions. These and other risks associated with our business that may affect our results are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Certain Factors Affecting Future Operating Results” in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q and current reports on Form 8-K, filed with the SEC.

###